Exhibit 99.1

ONCOTELIC THERAPEUTICS, INC. ANNOUNCES POSITIVE TOP LINE DATA FOR ARTI-19 CLINICAL TRIAL EVALUATING PULMOHEALTM VERSUS COVID-19.

AGOURA HILLS, Calif., April 20, 2021 - Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC), a leading developer of TGF-β therapeutics for oncology and COVID-19, reports positive top line data from its COVID-19 clinical trial, ARTI-19, evaluating PulmoHeal™ against COVID-19 in India.

“We thank our investigators, patients, collaborators, and investors for their support in completion of ARTI-19, despite the challenging health environment in India, due to the recent surge in COVID-19 cases in India. Despite the challenges, we are working diligently to lock the dataset to complete our regulatory submission.” said Dr. Vuong Trieu, CEO and Chairman of Oncotelic.

PulmoHeal™ is being developed by Oncotelic, in partnership with Windlas Biotech Private Limited. We have shown that the active component of PulmoHeal™ is active against the influenza virus, which is consistent with the broad-spectrum activity for PulmoHeal™ and which is confirmed by its reported activity against multiple variants of SARS-CoV2: WT (USA/WA12020) SARS-CoV-2 and variants, B1.1.7 and B1.351. The top line data for ARTI-19 are as follow:

●	No adverse events were reported that required discontinuation of treatment.
●	PulmoHeal™, when added to the standard of care (SOC), accelerated the recovery of patients with mild to moderate COVID-19, across all COVID-19 symptoms examined.
●	91% of WHO-4 pts achieved a reduction to WHO-3 on the first few doses of PulmoHeal™, p = 0.0037 (n= 56 / PulmoHeal + SOC vs n= 25 / SOC).
●	All vitals were normalized by the end of the 28-day monitoring period.
●	Most importantly, oxygen (O2) saturation fully recovered by day-28 with PulmoHeal™ + SOC (p=0.0003), but not with SOC alone (p=ns).
●	The number of patients with O2 saturation < 95% reduced by 91% when treated with PulmoHealTM + SOC.
●	In contrast, treatment with SOC alone only resulted in a 31% reduction.
●	Similarly, respiratory rate fully recovered by day-28 with PulmoHeal™ + SOC (p<0.0001) but not with SOC alone (ns).
●	SOC - Standard of Care included remdesivir, dexamethasone, heparin, ivermectin and others.

“COVID-19 symptoms can sometimes persist for a long time due to substantial scarring of the targeted organs, including the lung. This aspect of COVID-19 therapy is very often neglected. Here we are seeing a full recovery of normal lung functions (O2 saturation and respiratory rate) when treated with PulmoHeal™.” said Saran Saund, CBO and GM of AI Division, Oncotelic.

About PulmoHeal™: PulmoHeal™ consists of three components:

●	A mobile app called ArtiHealth™ powered by Oncotelic’s AI platform that allows patients to submit a questionnaire and a daily cough recording to receive real-time information on their respiratory function and progress over time. Oncotelic has signed a joint development agreement with IBM Watson Health Research division to collectively work on AI models for respiratory assessments from Oncotelic’s data collection initiatives.
●	A post-marketing survey platform to crowd-source user experience for new indications.
●	The drug PulmoHeal™, a broad-spectrum, lung therapy food supplement that is supported by a multi-center rigorous clinical study that has demonstrated efficacy against the viral respiratory infection- COVID-19;
●	Additional information can be found at www.pulmoheal.com.

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. (f/k/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020.

Oncotelic was created by the 2019 merger with Oncotelic Inc., which became a wholly owned subsidiary of Mateon, thereby creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics, as well as small molecule drugs against cancer and infectious diseases. OT-101, the lead immuno-oncology drug candidate of Oncotelic, is a first-in-class anti-TGF-β RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. OT-101 also has shown activity against SARS-CoV-2. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic also has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi 4503). The Company acquired PointR Data Inc. (“PointR”) in November 2019. The PointR Acquisition was intended to create a publicly traded artificial intelligence driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma.

For more information, please visit www.oncotelic.com and www.mateon.com.

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on May 20, 2020 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:
For Oncotelic Therapeutics, Inc.:
Amit Shah
ashah@oncotelic.com